                                                                Christopher Wyse
                                                                    616/923-3417
                                          christopher_j_wyse@email.whirlpool.com



                   WHIRLPOOL CORPORATION FINALIZES SALE OF
                           CONSUMER FINANCE BUSINESS

BENTON HARBOR, Mich. -- Jan. 2, 1998 -- Whirlpool Corporation (NYSE: WHR) today announced that it completed the previously announced sale of the consumer finance business of Whirlpool Financial Corporation (WFC) to Transamerica Distribution Finance Corporation (TDF).

     The sale of the consumer finance business and certain international finance assets was completed at the close of business on December 31, 1997, pursuant to an agreement between the companies announced on September 18, 1997. Under that agreement Whirlpool Corporation agreed to sell the inventory, consumer and international finance businesses of WFC to TDF as part of a strategic partnership.

     "The completion of this transaction puts in place the last major piece necessary to complete the sale of these assets and to develop our strategic partnership with Transamerica," said Ralph F. Hake, senior executive vice president and chief financial officer.

     Transamerica Distribution Finance Corporation is a wholly-owned subsidiary of San Francisco-based Transamerica Corporation, one of the world's largest independent financial services companies with nearly $50 billion in assets. TDF has been financing manufacturers, distributors and retailers in various industries for over 40 years.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in about 140 countries.

                                      ###